Exhibit 99.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

CITY OF MONROE EMPLOYEES’ RETIREMENT SYSTEM, derivatively on behalf of TWENTY-FIRST CENTURY FOX, INC.,

Plaintiff,

v.

RUPERT MURDOCH, LACHLAN MURDOCH, JAMES MURDOCH, CHARLES G. CAREY, DAVID F. DEVOE, RODERICK I. EDDINGTON, ROGER S. SILBERMAN, JACQUES A. NASSER, JAMES W. BREYER, JEFFREY W. UBBEN, VIET DINH, DELPHINE ARNAULT, TIDJANE THIAME, AND THE ESTATE OF ROGER AILES,

Defendants,

and

TWENTY-FIRST CENTURY FOX, INC.,

Nominal Defendant.

C.A. No. 2017-0833-AGB

NOTICE OF PENDENCY OF DERIVATIVE ACTION,

PROPOSED SETTLEMENT OF DERIVATIVE ACTION,

SETTLEMENT HEARING, AND RIGHT TO APPEAR

TO:    ALL RECORD AND BENEFICIAL HOLDERS OF THE COMMON STOCK OF TWENTY-FIRST CENTURY FOX, INC. (“TWENTY-FIRST CENTURY FOX” OR THE “COMPANY”) AS OF THE CLOSE OF BUSINESS ON NOVEMBER 20, 2017.

The purpose of this Notice is to inform you about: (a) the pendency of the above-captioned stockholder derivative action (the “Action”), which was brought by plaintiff City of Monroe Employees’ Retirement System (“Plaintiff”) on behalf of and for the benefit of the Company in the Court of Chancery of the State of Delaware (the “Court”); (b) a proposed settlement of the Action (the “Settlement”), subject to Court approval, as provided in the Stipulation and Agreement of Settlement, Compromise, and Release, dated as of November 20, 2017 (the “Stipulation”); (c) the hearing that the Court will hold on February 9, 2018 to determine whether to approve the Settlement and to consider Co-Lead Counsel’s application for an award of attorneys’ fees and litigation expenses; and (d) current Fox stockholders’ rights with respect to the proposed Settlement and Co-Lead Counsel’s application for attorneys’ fees and expenses.1

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.

YOUR RIGHTS WILL BE AFFECTED BY THE ACTION.

The Stipulation was entered into as of November 20, 2017, between and among (a) Plaintiff, derivatively on behalf of the Company; (b) defendants Rupert Murdoch, Lachlan Murdoch, James Murdoch, Charles G. Carey, David F. DeVoe, Roderick I. Eddington, Roger S. Silberman, Jacques A. Nasser, James W. Breyer, Jeffrey W. Ubben, Viet Dinh, Delphine Arnault, and Tidjane Thiame (collectively, the “Director and Officer Defendants”); (c) nominal defendant Twenty-First Century Fox; and (d) the Estate of Roger Ailes (the “Ailes Estate,” and together with the Director and Officer Defendants and Twenty-First Century Fox, “Defendants”) (Plaintiff and Defendants, collectively, the “Parties”), subject to the approval of the Court pursuant to Delaware Chancery Court Rule 23.1.

As described in paragraph 40 below, the Settlement provides for: (a) a cash payment of $90 million, which, after deducting any Fee and Expense Award (defined in paragraph 47 below) to Plaintiffs’ Counsel, will be paid to the Company; and (b) corporate governance and compliance enhancements that the Company will implement to address the wrongdoing alleged in the Action.

1 All capitalized terms not otherwise defined in this Notice shall have the meaning provided in the Stipulation, which accompanies this Notice and will be available in the “Governance” section of the Company’s website, www.21cf.com.

Please Note: Because the Action was brought as a derivative action, which means that it was brought on behalf of and for the benefit of the Company, the benefits from the Settlement will go to the Company. Individual Twenty-First Century Fox stockholders will not receive any direct payment from the Settlement. Also, please note that there is no proof of claim form for stockholders to submit in connection with this Settlement, and stockholders are not required to take any action in response to this Notice.

WHAT IS THE PURPOSE OF THIS NOTICE?

1.      The purpose of this Notice is to explain the Action, the terms of the proposed Settlement, and how the proposed Settlement affects stockholders’ legal rights.

2.      In a derivative action, one or more persons or entities who are current stockholders of a corporation sue on behalf of and for the benefit of the corporation, seeking to enforce the corporation’s legal rights.

3.      The Court has scheduled a hearing to consider the fairness, reasonableness, and adequacy of the Settlement and the application by Co-Lead Counsel for an award of attorneys’ fees and litigation expenses (the “Settlement Hearing”). See paragraphs 48-49 below for details about the Settlement Hearing, including the location, date, and time of the hearing

WHAT IS THIS CASE ABOUT? WHAT HAS HAPPENED SO FAR?

THE FOLLOWING DESCRIPTION OF THE ACTION AND THE SETTLEMENT HAS BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS, AND THIS NOTICE IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF FINDINGS OF FACT. BY EXECUTING THE STIPULATION OF SETTLEMENT, THE AILES ESTATE DOES NOT CONCEDE THE ACCURACY OF THE FACTUAL RECITALS CONTAINED THEREIN AND IN THIS NOTICE, MANY OF WHICH IT DISPUTES.

PLAINTIFF’S INVESTIGATION

4.      On July 6, 2016, former Fox News Channel (“Fox News”) on-air talent Gretchen Carlson (“Carlson”) filed suit against Roger Ailes (“Ailes”), who at the time had been Fox News’s CEO for two decades, in New Jersey Superior Court for sexual harassment and wrongful termination. Carlson’s complaint alleged a pattern and practice of sexual harassment by Ailes. Carlson’s complaint further alleged that Ailes retaliated against her.

5.      On July 6, 2016, the same day the Carlson complaint was filed, the Company issued a public statement saying that it would conduct an internal review to determine the facts behind the allegations. The Company retained the law firm of Paul, Weiss, Rifkind, Wharton and Garrison, LLP (“Paul Weiss”) to conduct the review. The Paul Weiss review uncovered claims of additional harassment by Ailes.

6.      On July 20, 2016, the Company and Ailes executed a Separation Agreement and General Release. Under the terms of the Separation Agreement, Ailes received certain monetary payments and benefits that he would not have received had he been terminated for cause. The Company secured a non-compete and asserts that it avoided a wrongful discharge case in which various female victims who sought anonymity would have been called as witnesses.

7.      On July 29, 2016, Plaintiff served a demand for books and records pursuant to 8 Del. C. § 220 (the “220 Demand”). On August 5, 2016, the Company, through its counsel, responded to the 220 Demand.

8.      On August 30, 2016, counsel for Plaintiff and counsel for the Company executed a Confidentiality Agreement to facilitate the production of documents in response to the 220 Demand.

9.      Over the course of several months following Carlson’s complaint and the Paul Weiss review, more women, including Megyn Kelly, made allegations of sexual harassment and/or retaliation against Ailes, Fox News, and others at Fox News.

10.      On September 21, 2016, the Company produced to Plaintiff approximately 3,400 pages of documents in response to the 220 Demand. On October 4, 2016, counsel for Plaintiff sent a letter to counsel for the Company demanding additional discovery in response to the 220 Demand. On October 19, 2016, counsel for Plaintiff and counsel for the Company met and conferred concerning the scope of discovery in response to the 220 Demand. On November 16, 2016, the Company produced to Plaintiff additional documents in response to the 220 Demand.

11.      Additionally, beginning in December 2016, several lawsuits were filed against Fox News and/or certain of Fox News’s current and/or former employees alleging racial discrimination by Fox News’s former Comptroller, Judith Slater, among other claims. On December 13, 2016, Hilda Correa-LaPolla and Maureen Walsh sued Fox News for racial discrimination in New York State Court.

12.      On January 3, 2017, Megyn Kelly announced that she was leaving Fox News. In February 2017, Slater was fired from Fox News.

13.      On February 18, 2017, after informing the Company that it was prepared to file a Verified Complaint pursuant to Section 220 to Compel Inspection of Books and Records (the “220 Complaint”), at the Company’s request, Plaintiff privately served the 220 Complaint on the Company’s counsel but did not file it.

14.      On March 1, 2017, the Company produced to Plaintiff approximately 1,000 pages of documents in response to the 220 Demand and the 220 Complaint.

15.      On March 10, 2017, counsel for Plaintiff and counsel for the Company entered into a Stipulation Governing Twenty-First Century Fox’s Production Pursuant To 220 Demand (the “March Stipulation”) regarding the Company’s production of certain documents.

16.      After March 10, 2017, the Company produced to Plaintiff additional documents responsive to the 220 Demand and the 220 Complaint, and subject to the March Stipulation, totaling approximately 2,000 pages.

17.      On March 21, 2017, Plaintiff privately provided to counsel for the Company a draft derivative complaint against certain of the Defendants alleging claims of breaches of fiduciary duty as well as a claim against Ailes for unjust enrichment (the “Original Complaint”). At the Company’s request, the Original Complaint was not filed, but instead formed the basis for discussions among the Parties.

18.      On March 30, 2017, counsel for Plaintiff and counsel for the Company executed the Stipulation and Agreement concerning demand futility (the

“Demand Futility Stipulation”). The Demand Futility Stipulation provided that for purposes of evaluating the requirement of pre-suit demand under Court of Chancery Rule 23.1 with respect to any derivative action commenced by Plaintiff concerning the matter that is the subject of the 220 Demand, the Board of Directors of the Company shall be deemed to consist of members of the Board as it existed on March 21, 2017.

19.      On April 4, 2017, administrative employees Tichaona Brown, Tabrese Wright, and Monica Douglas sued Fox News and Slater, alleging various incidents of racial discrimination by Slater.

20.      On April 5, 2017, counsel for Plaintiff sent a letter to counsel for the Company requesting additional documents in response to the 220 Demand, including certain email communications. Counsel for the Company responded to that request by letters dated April 10, 2017 and May 1, 2017.

21.      As of April 9, 2017, in light of certain allegations made against Fox News on-air personality Bill O’Reilly (“O’Reilly”), the Company again asked Paul Weiss to conduct an internal review.

22.      On April 18, 2017, Plaintiff privately provided to counsel for the Company an amended derivative complaint, which provided additional factual allegations, including details regarding certain individuals and the racial discrimination claims (the “Amended Complaint”). The Amended Complaint was not filed but instead formed the basis for continuing discussions among the parties.

23.      Following the Paul Weiss review of O’Reilly, the Company, with the advice and consent of the Company’s Board, provided O’Reilly with a notice of termination pursuant to the terms of his employment contract. O’Reilly’s employment was terminated on April 19, 2017.

24.      On April 25, 2017, Kelly Wright (“Wright”), a black television anchor, and a class of other minority employees at Fox News, joined the lawsuit previously filed by Brown, Wright, and Douglas against Slater and others. The complaint alleged racial discrimination by O’Reilly and Ailes.

25.      On May 1, 2017, counsel for Plaintiff sent a letter to counsel for the Company to update them on Plaintiff’s investigation. The letter detailed certain concerns about certain Company personnel held by counsel for Plaintiff.

26.      On May 3, 2017 and May 4, 2017, counsel for Plaintiff and counsel for the Company negotiated the search terms to be applied to the Company’s email production in response to the 220 Demand and the 220 Complaint.

27.      Counsel for the Company made additional productions of documents totaling approximately 2,000 pages in response to the 220 Demand and the 220 Complaint on May 8, 2017, May 14, 2017, May 19, 2017, and May 22, 2017.

28.      On May 22, 2017, three women, Vidya Mann, Kathleen Lee, and Naima Farrow, joined other current and former employees suing Fox News, and certain of its affiliated entities and representatives, for race and gender discrimination, and retaliation, in the U.S. District Court for the Southern District of New York.

29.      In addition, the U.S. Attorney’s Office for the Southern District of New York is conducting an investigation which has at some points appeared to have touched upon securities disclosure issues and controls issues arising out of civil settlements. The Company has stated that it is cooperating with the investigation.

30.      To date, the Company has publicly reported paying over $55 million to settle claims for sexual harassment and racial discrimination.

31.      In total, in response to the 220 Demand and the 220 Complaint, the Company produced over 13,000 pages of documents to Plaintiff.

32.      The Company also provided interviews of Gerson Zweifach (Senior Executive Vice President, Group General Counsel and Chief Compliance Officer of the Company), Michelle Hirschman (the Paul Weiss partner who led the reviews on behalf of the Company), Viet Dinh (a member of the Company’s Board of Directors), and Kevin Lord (Executive Vice President of Human Resources at Fox News).

ADDITIONAL PLAINTIFFS

33.      In addition to Plaintiff, beginning in August 2016, other stockholder plaintiffs (collectively, the “Additional Plaintiffs”) served demand for books and records pursuant to 8 Del. C. § 220 and/or litigation demands upon the Company, as follows: (a) Stuart Simon, as Trustee of the MSS 12-09 Trust, served a demand for books and records pursuant to 8 Del. C. § 220 on August 16, 2016; (b) Gloria E. Stricklin, as Trustee of the Gloria E. Stricklin Trust, served a demand for books and records pursuant to 8 Del. C. § 220 on September 20, 2016; (c) Chaile Steinberg served a demand for books and records pursuant to 8 Del. C. § 220 on September 26, 2016; (d) Simcha Halberstam served a demand for books and records pursuant to 8 Del. C. § 220 on September 27, 2016; (e) Henry Zwang served a demand for books and records pursuant to 8 Del. C. § 220 on September 28, 2016; (f) IBEW Local 38 Pension Fund served a demand for books and records pursuant to 8 Del. C. § 220 on March 17, 2017; and (g) Seattle City Employees’ Retirement System served a demand for books and records pursuant to 8 Del. C. 220 on June 1, 2017. Each Additional Plaintiff actively participated in the mediation and discovery, and supports and joins the Settlement.

34.      The Company, in compliance with 8 Del. C. § 220, provided a response to each of the stockholders who served a demand, including Plaintiff, and exchanged additional letters regarding their requests for books and records, as well as making responsive documents available to each demanding stockholder.

35.      Moreover, on January 31, 2017, Gloria E. Stricklin submitted a demand for the Company’s Board to investigate possible wrongdoing. In light of the developments described below, counsel for Ms. Stricklin agreed that the Company could hold in abeyance its response to Stricklin’s demand during attempts to settle the matter.

MEDIATION AND SETTLEMENT

36.      With the assistance of retired federal judge and mediator, The Hon. Layn R. Phillips, on three separate days between June 9, 2017 and August 15, 2017 counsel for the Parties to the Action (except the Ailes Estate)2 and counsel for the Company’s insurers, engaged in arm’s-length negotiations, which ultimately resulted in the Parties reaching an agreement in principle to settle the Action. As part of the Settlement, Defendants have determined to take no position with respect to Plaintiff’s claims of demand futility in the complaint that was filed in this Action.

37.      After the mediation, counsel for Plaintiff and counsel for the Company participated in multiple face-to-face meetings to finalize the terms of the Settlement.

38.      The Company provided to Plaintiff additional discovery as agreed by the Parties (“Due Diligence Discovery”) to further confirm the fairness and

2 Ailes died on May 18, 2017; claims against him are asserted against his Estate.

reasonableness of the Settlement. Specifically, the Company provided Plaintiff with documents in response to Plaintiff’s August 22, 2017 request for due diligence discovery and the depositions of: (a) Jack Abernethy, President of Fox News Network, LLC; (b) Sir Roderick I. Eddington, member of the Board of Directors of the Company; and (c) Thomas Gaissmaier, Executive Vice President, Chief Human Resources Officer at the Company. In addition, the Company provided a further interview of Gerson Zweifach.

39.      On November 20, 2017, the Parties entered into the Stipulation setting forth the terms and conditions of the Settlement.

WHAT ARE THE TERMS OF THE SETTLEMENT?

40.      In consideration of the full settlement, satisfaction, compromise and release of the Released Plaintiff’s Claims (defined in paragraph 43 below) and the dismissal with prejudice of the Action, (a) the Director and Officer Defendants and the Ailes Estate agree to cause their insurers make a payment in the amount of Ninety Million Dollars in cash ($90,000,000.00) (the “Cash Settlement Payment”) and (b) the Director and Officer Defendants agree that the Company shall put in place governance and compliance enhancements (hereinafter, the “Non-Monetary Relief”) as set forth in the Non-Monetary Relief agreement agreed to by the Parties and approved by the Company’s Board of Directors, a copy of which is attached to this Notice as Exhibit A. The Settlement consideration will be provided as follows:

(i)      The Company shall have the right to demand the insurers make the Cash Settlement Payment to the Company, less any Fee and Expense Award (defined in paragraph 46 below), two (2) business days after entry of the Judgement, notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof; and

(ii)      Within thirty (30) calendar days of the date of entry of the Judgment (defined in paragraph 43 below), the Company will implement the Non-Monetary Relief, except to the extent that a longer time period for implementation is provided in the Non-Monetary Relief agreement.

WHAT ARE THE PARTIES’ REASONS FOR THE SETTLEMENT?

41.      Plaintiffs, through Co-Lead Counsel, have conducted an extensive investigation and conducted extensive Due Diligence Discovery relating to the claims and underlying events and transactions alleged in the Action. Co-Lead Counsel have analyzed the evidence adduced during their investigation and Due Diligence Discovery, and have also researched the applicable law with respect to the claims asserted in the Action and the potential defenses thereto. In negotiating and evaluating the terms of the Settlement, Plaintiff and Co-Lead Counsel considered the significant legal and factual defenses to Plaintiff’s claims and the expense, length, and risk of pursuing their claims through trial and appeals. While Plaintiff brought its claims in good faith and continues to believe that its claims have merit, Defendants vigorously argued that they had acted appropriately and are not subject to liability or damages. In light of the substantial monetary recovery and valuable governance and compliance enhancements achieved by the Settlement, Plaintiff and Co-Lead Counsel have determined that the proposed Settlement is fair, reasonable, adequate, and in the best interests of the Company and its stockholders. The Settlement provides substantial immediate benefits to the Company without the risk that continued litigation could result in obtaining similar or lesser relief for the Company after continued extensive and expensive litigation, including trial and the appeals that were likely to follow.

42.      Defendants, to avoid the costs, disruption, and distraction of further litigation, and without admitting the validity of any allegations made in the Action, or any liability with respect thereto, have concluded that it is desirable that the claims against them be settled on the terms reflected in the Stipulation of Settlement. Defendants maintain that they have not committed any breach of fiduciary duty whatsoever, or engaged in any of the wrongful acts alleged in the Action, and expressly maintain that each of them diligently and scrupulously complied with his, her, or its fiduciary and other legal duties, to the extent such duties exist, and have entered into the Stipulation solely to eliminate the burden, expense, and uncertainties inherent in further litigation.

WHAT WILL HAPPEN IF THE SETTLEMENT IS APPROVED? WHAT CLAIMS WILL THE SETTLEMENT RELEASE?

43.      If the Settlement is approved, the Court will enter a Final Order and Judgment (the “Judgment”). Pursuant to the Judgment, upon the Effective Date of the Settlement (as defined in the Stipulation), the Action will be dismissed with prejudice and the following releases will occur:

Release of Claims by Plaintiff: Plaintiff, on behalf of itself and derivatively on behalf of the Company, will be deemed to have, and by operation of the Judgment will have, completely, fully, finally, and forever, compromised, settled, released, discharged, extinguished, relinquished, and dismissed with prejudice, and will forever be enjoined from prosecuting, any and all Released Plaintiff’s Claims against the Released Defendants’ Parties.

“Released Plaintiff’s Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, judgments, defenses, counterclaims, offsets, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims, that (i) Plaintiff asserted in the Complaint, or (ii) Plaintiff or any other Company Stockholder could have asserted derivatively on behalf of the Company, or that the Company could have asserted directly, in any court, tribunal, forum or proceeding, whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule, that are based upon, arise out of, or involve the facts, matters or events alleged or set forth in the Complaint, including the actions, inactions, deliberations, discussions, decisions, votes, disclosures, non-disclosures, aiding and abetting, or any other conduct of any kind of the Released Defendants’ Parties alleged or set forth in the Complaint; provided, however, that the Released Plaintiff’s Claims shall not include any claims to enforce the Stipulation or the Settlement. For the avoidance of doubt, the Released Plaintiff’s Claims include only claims belonging to the Company or that could be asserted in the name of the Company, and do not include (i) any claims or lawsuits, whether class, individual or representative in nature, for sexual harassment, racial discrimination, or retaliation; or (ii) any claims that arise out of, are based upon, or relate to any conduct of the Released Defendants’ Parties after the date of execution of the Stipulation.

“Released Defendants’ Parties” means, whether or not each or all of the following persons or entities were named, served with process, or appeared in the Action, (i) Defendants; (ii) all other past and present officers and directors of the Company; and (iii) for each and all of the Persons identified in the foregoing clauses (i) and

(ii) (but only to the extent such Persons are released as provided above), any and all of their respective past or present family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, insurers, reinsurers, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, parents, subsidiaries, divisions, direct or indirect affiliates, associated entities, stockholders, principals, officers, managers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, lenders, commercial bankers, attorneys, personal or legal representatives, accountants and associates.

Release of Claims by Defendants and the Company: Defendants, the Company, and the other Released Defendants’ Parties will be deemed to have, and by operation of the Judgment will have, completely, fully, finally, and forever, compromised, settled, released, discharged, extinguished, relinquished, and dismissed with prejudice, and will forever be enjoined from prosecuting, any and all Released Defendants’ Claims against the Released Plaintiff’s Parties.

“Released Defendants’ Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, judgments, defenses, counterclaims, offsets, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, and whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule, including Unknown Claims, that arise out of or relate in any way to the institution, prosecution, or settlement of the claims asserted in the Action; provided, however, that the Released Defendants’ Claims shall not include any claims to enforce this Stipulation or the Settlement.

“Released Plaintiff’s Parties” means Plaintiff, Additional Plaintiffs, Plaintiffs’ Counsel, and their respective past or present family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, insurers, reinsurers, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, parents, subsidiaries, divisions, direct or indirect affiliates, associated entities, stockholders, principals, officers, managers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, lenders, commercial bankers, attorneys, personal or legal representatives, accountants and associates.

“Unknown Claims” means any Released Claims that a Person granting a Release hereunder does not know or suspect to exist in his, her or its favor at the time of the Release, including without limitation those which, if known, might have affected the decision to enter into or object to the Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that upon the Effective Date, Plaintiff and Defendants shall have expressly waived, relinquished and released, and the Company shall be deemed to have, and by operation of the Final Order and Judgment by the Court shall have expressly, waived, relinquished and released, any and all provisions, rights and benefits conferred by or under California Civil Code § 1542 or any law or principle of common law of the United States or any state or territory of the United States which is similar, comparable or equivalent to California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Plaintiff and Defendants acknowledge, and the Company by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of Plaintiff, Defendants, and the Company and all Company Stockholders by operation of law, to completely, fully, finally and forever extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, heretofore exited or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. This waiver and the inclusion of “Unknown Claims” in the definition of “Released Plaintiff’s Claims” and “Released Defendants’ Claims” were separately bargained for and were a material element of the Settlement and were relied upon by each and all of the Parties in entering into the Stipulation and agreeing to the Settlement.

44.      If the Settlement is approved and the Effective Date occurs, since the Company will have released the Released Plaintiff’s Claims described above against Defendants or any of the other Released Defendants’ Parties, no Twenty-First Century Fox stockholder will be able to bring another action asserting those claims against those persons on behalf of the Company.

45.      Pending final determination of whether the Settlement should be approved, all proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further order of this Court. Pending final determination of whether the Settlement should be approved, Plaintiff and all Company Stockholders are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Plaintiff’s Claims, either directly, representatively, derivatively, or in any other capacity, against the Company, Defendants or any of the Released Defendants’ Parties and from seeking any interim relief in favor of the Plaintiff.

HOW WILL THE ATTORNEYS BE PAID?

46.      Plaintiffs’ Counsel have not received any payment for their services in pursuing the claims asserted in this Action, nor have Plaintiffs’ Counsel been reimbursed for their out-of-pocket expenses. Plaintiffs’ Counsel invested their own resources for pursuing the claims asserted on a contingency basis, meaning they would only recover their expenses and be compensated for their time if they created benefits through this litigation. In light of the risks undertaken in pursuing this litigation on a contingency basis and the benefits created for the Company through the Settlement and the prosecution of the claims asserted, Co-Lead Counsel, on behalf of all Plaintiffs’ Counsel, intend to petition the Court for an award of attorneys’ and litigation expenses to be paid from (and out of) the Cash Settlement Payment. Co-Lead Counsel’s fee and expense application will seek an award of attorneys’ fees of up to 25% of the Cash Settlement Payment plus litigation expenses not to exceed $500,000.

47.      The Court will determine the amount of any attorneys’ fees and litigation expenses award to Plaintiffs’ Counsel (the “Fee and Expense Award”). The Court-approved Fee and Expense Award will be paid from the Cash Settlement Payment. Company Stockholders are not personally liable for any such fees or expenses.

WHEN AND WHERE WILL THE SETTLEMENT HEARING BE HELD? DO I HAVE THE RIGHT TO APPEAR AT THE SETTLEMENT HEARING?

48.      The Court will consider the Settlement and all matters related to the Settlement at the Settlement Hearing. The Settlement Hearing will be held before The Honorable Andre G. Bouchard on February 9, 2018, at 2:00 p.m., in the Delaware Court of Chancery, New Castle County, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801. At the Settlement Hearing, the Court will, among other things: (a) determine whether the Settlement should be approved by the Court as fair, reasonable, adequate, and in the best interests of the Company and its stockholders; (b) determine whether the Court should enter a Final Order and Judgment (the “Judgment”), substantially in the form attached as Exhibit E to the Stipulation, dismissing the Action with prejudice, and settling, releasing, and enjoining prosecution of any and all Released Plaintiff’s Claims against the Released Defendants’ Parties; (c) consider the application by Co-Lead Counsel for an award of attorneys’ fees and litigation expenses; (d) hear and determine any objections to the Settlement or Co-Lead Counsel’s fee and expense application; and (e) rule on such other matters as the Court may deem appropriate. Stockholders do not need to attend the Settlement Hearing.

49.      Please Note: The Court has reserved the right to adjourn and reconvene the Settlement Hearing or any adjournment thereof, including consideration of Co-Lead Counsel’s fee and expense application, without further notice to stockholders other than by oral announcement at the Settlement Hearing or any adjournment thereof. The Court has further reserved the right to approve the Settlement, at or after the Settlement Hearing, with such modifications as the Parties may agree to, without further notice to stockholders. You should monitor the Court’s docket, before making plans to attend the Settlement Hearing. You may also confirm the date and time of the Settlement Hearing by contacting Co-Lead Counsel as indicated in paragraph 56 below.

50.      Any person or entity that owned Company common stock as of November 20, 2017 and continues to own such stock through February 9, 2018, the date of the Settlement Hearing, may object to the Settlement or Co-Lead Counsel’s application for an award of attorneys’ fees and litigation expenses. Objections must be in writing and filed with the Register in Chancery at the address set forth below on or before January 26, 2018.    Objections must also be served on Co-Lead

Counsel and Defendants’ Counsel by hand, first class U.S. mail, or express service, at the addresses set forth below such that they are received no later than January 26, 2018.

Register in Chancery	Co-Lead Counsel	Defendant’s Counsel

Register in Chancery Delaware Court of Chancery Leonard L. Williams Justice Center 500 North King Street Wilmington, DE 19801	Mark Lebovitch, Esq. Bernstein Litowitz Berger & Grossmann LLP 1251 Avenue of the Americas New York, NY 10020 Michael J. Barry, Esq. Grant & Eisenhofer P.A. 123 Justison Street Wilmington, DE 19801

Gregory V. Varallo, Esq.
Richards, Layton &
  Finger, P.A.

920 North King Street

Wilmington, DE 19801

Thad Bracegirdle, Esq.

Wilks, Lukoff &

  Bracegirdle, LLC

4250 Lancaster Pike,

Suite 200

Wilmington, DE 19805

51.      Any objections must: (a) state the name, address, and telephone number of the objector and, if represented by counsel, the name, address, and telephone number of his, her, or its counsel; (b) be signed by the objector; (c) state the objection is being filed with respect to “City of Monroe Employees’ Retirement System v. Murdoch, et al., C.A. No. 2017-0833-AGB”; (d) contain a specific, written statement of the objection(s) and the specific reason(s) for the objection(s), including any legal and evidentiary support the objector wishes to bring to the Court’s attention, and if the objector has indicated that he, she, or it intends to appear at the Settlement Hearing, the identity of any witnesses the objector may call to testify and any exhibits the objector intends to introduce into evidence at the hearing; and (e) include documentation sufficient to prove that the objector owned shares of Company common stock as of November 20, 2017, and contain a statement that the objector continues to hold such shares as of the date of filing of the objection and will continue to hold those shares as of the date of the Settlement Hearing.

52.      You may file a written objection without having to appear at the Settlement Hearing. You may not, however, appear at the Settlement Hearing to present your objection unless you first filed and served a written objection in accordance with the procedures described above, unless the Court orders otherwise.

53.      If you wish to be heard orally at the hearing in opposition to the approval of the Settlement or Co-Lead Counsel’s application for an award of attorneys’ fees and expenses, and if you file and serve a timely written objection as described above, you must also file a notice of appearance with the Register in Chancery and serve it on Co-Lead Counsel and Defendant’s Counsel at the addresses set forth in paragraph 50 above so that it is received on or before January 26, 2018. Persons who intend to object and desire to present evidence at the Settlement Hearing must include in their written objection or notice of appearance the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the hearing. Such persons may be heard orally at the discretion of the Court.

54.      You are not required to hire an attorney to represent you in making written objections or in appearing at the Settlement Hearing. However, if you decide to hire an attorney, it will be at your own expense, and that attorney must file a notice of appearance with the Court and serve it on Co-Lead Counsel and Defendant’s Counsel at the addresses set forth in paragraph 50 above so that the notice is received on or before January 26, 2018.

55.      Unless the Court orders otherwise, any person or entity who or which does not make his, her, or its objection in the manner set forth above shall: (a) be deemed to have waived and forfeited his, her, or its right to object to any aspect of the proposed Settlement or Co-Lead Counsel’s application for an award of attorneys’ fees and litigation expenses; (b) be forever barred and foreclosed from objecting to the fairness, reasonableness, or adequacy of the Settlement, the Judgment to be entered approving the Settlement, or the attorneys’ fees and litigation expenses requested or awarded; and (c) be deemed to have waived and forever barred and foreclosed from being heard, in this or any other proceeding, with respect to any matters concerning the Settlement or the requested or awarded attorneys’ fees and litigation expenses.

CAN I SEE THE COURT FILE? WHOM SHOULD I CONTACT IF I HAVE QUESTIONS?

56.      This Notice does not purport to be a comprehensive description of the Action, the allegations related thereto, or the terms of the Settlement. For a more detailed statement of the matters involved in the Action, you may view a copy of the Stipulation in the “Governance” section of the Company’s website, www.21cf.com. You may also inspect the pleadings, the Stipulation, the Orders entered by the Court, and other papers filed in the Action at the Office of the Register in Chancery in the Court of Chancery of the State of Delaware, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, DE 19801, during regular business hours of each business day. If you have questions regarding the Action or the Settlement, you may write or call Co-Lead Counsel: Michael J. Barry, Esq., Grant & Eisenhofer P.A., 123 Justison Street, Wilmington, DE 19801, (302) 622-7000, www.gelaw.com, and Mark Lebovitch, Esq., Bernstein Litowitz Berger & Grossmann LLP, 1251 Avenue of the Americas, New York, NY 10020, (800) 380-8496, www.blbglaw.com.

DO NOT CALL OR WRITE THE COURT OR THE OFFICE OF

THE REGISTER IN CHANCERY REGARDING THIS NOTICE.

Dated: November 29, 2017

BY ORDER OF THE COURT

EXHIBIT A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

CITY OF MONROE EMPLOYEES’ RETIREMENT SYSTEM, derivatively on behalf of TWENTY-FIRST CENTURY FOX, INC.,

Plaintiff,

v.

RUPERT MURDOCH, LACHLAN MURDOCH, JAMES MURDOCH, CHARLES G. CAREY, DAVID F. DEVOE, RODERICK I. EDDINGTON, ROGER S. SILBERMAN, JACQUES A. NASSER, JAMES W. BREYER, JEFFREY W. UBBEN, VIET DINH, DELPHINE ARNAULT, TIDJANE THIAME, AND THE ESTATE OF ROGER AILES,

Defendants,

and

TWENTY-FIRST CENTURY FOX, INC.,

Nominal Defendant.

C.A. No. 2017-0833-AGB

NON-MONETARY RELIEF

The provisions set forth below constitute an agreement between Plaintiff the City of Monroe Employees’ Retirement System (“Plaintiff”) and Twenty-First Century Fox, Inc. (“Twenty-First Century Fox” or the “Company,” and together with Plaintiff, the “Parties”) on behalf of itself and the Board of Directors of

Twenty-First Century Fox (the “Board”), with regard to governance and compliance enhancements to be put in place in response to allegations of harassment, discrimination, and retaliation at Fox News Channel (“Fox News”) (hereinafter, the “Agreement” or the “Non-Monetary Relief”).

I.	COMMITMENT STATEMENT AND RELATED OBLIGATIONS

1.      Twenty-First Century Fox agrees to adopt and include in its Statement of Corporate Governance the following Commitment Statement to identify and define the commitments and objectives it agrees to through the adoption of initiatives as set forth in this Agreement:

Twenty-First Century Fox and Fox News are affirmatively committed and obligated to a business practice and corporate value of zero tolerance for sexual harassment, race discrimination, and all other forms of discrimination prohibited by law, and a corporate policy that creates a safe, productive and welcoming workplace for all of their employees. Twenty-First Century Fox and Fox News are also affirmatively committed and obligated to a business practice and corporate value of zero tolerance for retaliation. This commitment and obligation to zero tolerance for retaliation includes retaliation against anyone who in good faith complains about harassment or discrimination, or who provides support, as a witness or otherwise, for a complaint regarding harassment or discrimination.

2.      Twenty-First Century Fox will also issue a public statement explaining that the Board, through its Nominating and Corporate Governance Committee, will oversee Fox News’s performance of the commitments expressed in the Commitment Statement. The public statement will include the message that

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the Board considers it important to review and remain informed about Fox News’s compliance with the commitments and obligations expressed in the Commitment Statement and the rest of this Agreement.

II.	THE FOX NEWS WORKPLACE PROFESSIONALISM AND INCLUSION COUNCIL

3.      The Board, through the Nominating and Corporate Governance Committee, will authorize and oversee the creation of the Fox News Workplace Professionalism and Inclusion Council, which shall report directly to the Nominating and Corporate Governance Committee, and separately to the Chief Executive Officer (“CEO”) of Fox News, as described in detail below.

4.      The charter of the Nominating and Corporate Governance Committee shall be revised to reflect the Nominating and Corporate Governance Committee’s responsibilities with respect to the Fox News Workplace Professionalism and Inclusion Council and Fox News’s compliance with this Agreement, including the performance of the commitments expressed in the Commitment Statement.

A.     Purpose

5.      The Fox News Workplace Professionalism and Inclusion Council will provide and engage in independent oversight and guidance of Fox News’s efforts to ensure the fair, equitable, prompt and effective implementation by Fox News of the terms of this Agreement, as set forth in the actions described below.

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B.     Membership and Operation

6.      Membership. The Fox News Workplace Professionalism and Inclusion Council will have a majority of independent members, consisting of the following:

a.	Thomas Gaissmaier, Executive Vice President, Chief Human Resources Officer, Twenty-First Century Fox, or his successor in that position, who will serve as the Chair;

b.	Kevin Lord, Executive Vice President Human Resources, Fox News Channel, or his successor in that position;

c.	two (2) independent appointees nominated by Twenty-First Century Fox, with approval by Plaintiff, which shall not be unreasonably withheld; and

d.	two (2) independent appointees nominated by Plaintiff, with approval by the Company, which shall not be unreasonably withheld.

7.      Nomination and Approval of Members. Each party’s two (2) nominees to the Fox News Workplace Professionalism and Inclusion Council shall include one (1) individual who has expertise in the fields of enhancing workplace civility and equality, strengthening corporate compliance with anti-harassment, anti-discrimination, and/or anti-retaliation law and policies, and/or advancing

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sexual and racial diversity in the workplace; and one (1) person of respected stature with relevant experience in the media industry.

a.

The Parties shall promptly and fully disclose to each other relevant information on each of their respective nominees for review and comment, including, but not limited to the names and professional backgrounds and other relevant experience of the nominees and a full disclosure of any relationship each nominee has or has had with the Parties, counsel for the Parties, Twenty-First Century Fox, or Fox News, including whether the nominee owns Twenty-First Century Fox stock and/or options and, if so, in what amounts. Objections or concerns about another party’s nominees shall be expressed privately and informally among counsel.

b.

If the Parties are not able to agree to the nominees to the Council, either party may apply to the Arbiter (described below in the dispute-resolution provision) for assistance in connection with the appointment of a member or members of the Fox News Workplace Professionalism and Inclusion Council.

8.      Method for Replacement. In the event that a Fox News Workplace Professionalism and Inclusion Council member is unable or unwilling to continue

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to serve as a member of the Council, the party who nominated that Council member shall nominate a replacement for that member, after disclosing all relevant information concerning the replacement nominee (as described above) to the other party for review and comment. If the Chair is unwilling or unable to continue to serve as Chair, the Parties shall jointly select a new Chair. The views of the Council members shall be solicited prior to any such selection.

9.      Compensation. In order to ensure the participation and commitment of the highest quality professionals, Twenty-First Century Fox shall compensate each outside member of the Fox News Workplace Professionalism and Inclusion Council for his or her services at a fair and reasonable rate for consultants with comparable skills and experience.

10.      Consultation with Fox News Employees. Kevin Lord will appoint members of Fox News’s senior staff to assist the Fox News Workplace Professionalism and Inclusion Council in performing its duties on an as needed basis. Mr. Lord will help the Council identify Fox News employees who may, from time to time, attend meetings of the Council in order to assist the Council in meeting its responsibilities including, but not limited to providing the Council with information, and to otherwise ensure that Fox News employees understand the work of the Council. Mr. Gaissmaier will similarly facilitate consultation with and input from employees of Twenty-First Century Fox, as appropriate.

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C.       Authority

11.      The Fox News Workplace Professionalism and Inclusion Council will have full authority and responsibility to fulfill the objectives set forth in the Commitment Statement, as set forth below.

D.       Meetings

12.      The Fox News Workplace Professionalism and Inclusion Council will meet at least four times per year. The Fox News Workplace Professionalism and Inclusion Council will meet with the Chair of the Nominating and Corporate Governance Committee at least twice per year and will meet with the full Nominating and Corporate Governance Committee at least once per year. Prior to meeting with the Chair of the Nominating and Corporate Governance Committee and publication, the Fox News Workplace Professionalism and Inclusion Council will provide the Chair of the Nominating and Corporate Governance Committee with drafts of the majority and any minority report, to facilitate Board-level engagement and possible resolution of issues reflected in those reports.

13.      The Fox News Workplace Professionalism and Inclusion Council shall seek consensus in setting the agenda for the Council’s work, in making recommendations to Fox News’s CEO and senior management and in reporting to the Nominating and Corporate Governance Committee; provided, however, that

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each individual member of the Fox News Workplace Professionalism and Inclusion Council has the authority to place items on the agenda of Council meetings and to participate in presenting or discussing those and all other agenda items, as well as to raise concerns directly to the Chair of the Fox News Workplace Professionalism and Inclusion Council, the Chair of the Nominating and Corporate Governance Committee, and/or the Chief Compliance Officer of Twenty-First Century Fox.

14.      In order to ensure that the Fox News Workplace Professionalism and Inclusion Council can receive the most candid assessments of the workplace at Fox News and the effectiveness of the Council’s work, the Fox News Workplace Professionalism and Inclusion Council may convene executive sessions of all the independent members.

E.       Reporting Responsibilities

15.      The Fox News Workplace Professionalism and Inclusion Council’s reporting responsibilities will include:

a.

written reports, to be finalized after meeting with the Chair of the Nominating and Corporate Governance Committee as provided in paragraph 12, above, including majority and minority reports as needed, to the Board at least twice per year during the first two years of this Agreement and at least once

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per year during years three through five of this Agreement, which will be posted on Twenty-First Century Fox’s public website and Fox News’s public website, and which must include sufficient detail to evaluate Fox News’s implementation of the Commitment Statement and the rest of this Agreement. The annual report of Twenty-First Century Fox will identify the Fox News Workplace Professionalism and Inclusion Council and refer to the webpages or sections of the Twenty-First Century Fox and Fox News websites where the majority and minority reports of the Council are posted.

16.      In formulating recommendations regarding Fox News’s practices and procedures, the Council will be provided all available information regarding allegations or complaints concerning harassment, discrimination, and/or retaliation at Fox News that Fox News’s Human Resources and Legal departments receive; a summary of the matters reported; and the nature of Fox News’s response to and investigation of the matters, including any determinations made and any penalties or sanctions imposed, but in no event shall the identity of any individuals who have made such allegations be included in any of the Council’s reports that are publicly posted without that individual’s consent, nor shall the Company’s attorney-client privilege or work product be effectively waived or the Company’s legal position or

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ability to defend against any claims be compromised. The exclusive purpose of providing the Council with access to information regarding allegations and Fox News’s response to those allegations is to assist the Council in making recommendations regarding the policies, practices and procedures for responding to and addressing such allegations and otherwise to monitor Fox News’s implementation of the Commitment Statement.

F.       Consultants and Investigations

17.      The Fox News Workplace Professionalism and Inclusion Council may as appropriate hire consultants. The Council may also make recommendations to Fox News senior management, Fox News HR department, or to the General Counsel of 21CF, as the Council deems appropriate, to conduct an investigation, to consult with the person(s) or entity conducting such investigation as the Council deems necessary, and to be informed of the outcome of that investigation in a manner consistent with the preservation of the Company’s attorney-client and work product privileges. The Company will fund the hiring of any such consultants and any such investigation.

G.       Key Responsibilities

18.      The Fox News Workplace Professionalism and Inclusion Council shall be responsible for providing support for and monitoring Fox News’s compliance with the commitments set forth in the Commitment Statement, with

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respect to recruitment, hiring and advancement; workplace civility, anti-harassment and anti-discrimination training; and providing adequate and redundant mechanisms for receiving and appropriately investigating and responding to complaints, and avoiding retaliation. The Council is charged with assessing Fox News’s practices and procedures with respect to these areas, making recommendations to Fox News management with respect to these practices and procedures, assessing management’s response, and reporting on these matters to the Nominating and Corporate Governance Committee.

19.      Data-gathering. The Fox News Workplace Professionalism and Inclusion Council, with the participation of Fox News, will gather and maintain relevant data, through individual meetings (including with current or former employees of Fox News), and surveys (addressed further below) and other means, to carry out its responsibilities.

a.	Fox News will gather and provide to the Fox News Workplace Professionalism and Inclusion Council at its request data relevant to the Council’s objectives and responsibilities.

b.

The Fox News Workplace Professionalism and Inclusion Council may speak and meet for interviews and discussions, in both formal and informal settings, on- and off-site, with current or former employees of Fox News, including managers and

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non-managerial employees, as well as consultants, vendors, contributors and others who currently work with Fox News in any capacity. Fox News will prohibit any and all retaliation against any employee who speaks with or meets with the Fox News Workplace Professionalism and Inclusion Council.

20.      Periodic anonymous surveys. Twenty-First Century Fox agrees to fund and enable the administration of anonymous, periodic online surveys of employees, consultants, contributors, and others who work or have worked in relevant ways with Fox News. At the direction of the Fox News Workplace Professionalism and Inclusion Council, these surveys may be conducted annually by a non-affiliated, expert firm in consultation with the Fox News Workplace Professionalism and Inclusion Council.

21.      Communications. The Fox News Workplace Professionalism and Inclusion Council, with the participation of Fox News, will also make recommendations to management regarding long-term and short-term communications vehicles to help foster an environment within Fox News that is free from harassment, discrimination and retaliation.

22.      Accountability-based performance. The Fox News Workplace Professionalism and Inclusion Council may offer recommendations to management to ensure that engagement in or tolerance of sexual and racial harassment,

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discrimination or retaliation related in any way to harassment or discrimination will result in appropriate discipline, including but not limited to appropriate remedial actions, reduced compensation, and termination as appropriate.

23.      Mandatory reporting requirements. The Fox News Workplace Professionalism and Inclusion Council may offer recommendations to management regarding the development and implementation of mandatory reporting requirements on all managers or supervisors who witness sexual or racial harassment, discrimination, or retaliation.

H.       Additional Actions

24.      The Company and Fox News have already launched the following initiatives, which will continue on an ongoing basis throughout the term of this Agreement:

a.

All settlements for claims of sexual harassment or discrimination, racial harassment or discrimination, or retaliation, must be reviewed by the Group General Counsel of Twenty-First Century Fox, regardless of the amount of the settlement;

b.

All claims of sexual harassment or discrimination, racial harassment or discrimination, or retaliation, at Fox News, must be reported by Fox News Human Resources to the Group General Counsel of Twenty-First Century Fox;

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c.

Fox News will continue to conduct “live” harassment and discrimination training for every employee of Fox News, which is preceded by a video introduction from the senior leadership of the Company emphasizing its importance.

d.

All claims or accusations of sexual harassment or discrimination, or other forms of illegal discrimination or retaliation, that are made by employees of Twenty-First Century Fox or any of its subsidiaries are to be reported to the Legal Department of Twenty-First Century Fox.

e.

The Company and its subsidiaries shall not enter into any agreements that provide that, in the event that any executives of the Company or its subsidiaries are no longer providing services, that any other employee has the right to terminate his or her employment and receive a significant amount of money after such termination of employment, without the consent of senior management of the Company.

25.      Fox News employees or talent who enter into settlement(s) with other employees relating to claims of sexual harassment or discrimination, racial harassment or discrimination, or retaliation, are required to inform the Group General Counsel of Twenty-First Century Fox of such settlement(s), regardless of the amount of the settlement(s).

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26.      The Company’s Clawback Policy regarding the portion of discretionary bonus compensation paid to executives shall be modified to include recoupment for reasons pertaining to harassment, discrimination and/or retaliation, including, but not limited to the failure to respond to allegations or complaints.

III.	MECHANISM FOR RESOLVING DISPUTES

27.      Any disputes concerning the implementation of this Agreement will be referred to a retired state or federal judge acceptable to both Parties (the “Arbiter”).

IV.	TERM OF THE AGREEMENT

28.      It is agreed that the term of the Agreement is five (5) years, and that any decision to modify or terminate the Fox News Workplace Professionalism and Inclusion Council or the Commitment Statement taken at the time of the termination of this Agreement shall be made by the Board, with a publicly posted description of the Board’s reasoning for any such decision.

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